Exhibit 99.2

Keryx Biopharmaceuticals Announces Submission of a Marketing Authorization Application for Zerenex™ to the European Medicines Agency

NEW YORK, NY, March 10, 2014 (GlobeNewswire) – Keryx Biopharmaceuticals, Inc. (NASDAQ: KERX) (the “Company”) today announced it has submitted a Marketing Authorization Application (“MAA”) to the European Medicines Agency (“EMA”), seeking the approval of Zerenex™ (ferric citrate coordination complex) as a treatment for hyperphosphatemia in patients with chronic kidney disease (“CKD”), including dialysis- and non-dialysis dependent CKD.

The MAA will be reviewed by the EMA Committee for Medicinal Products for Human Use (CHMP) and the review will be conducted under the Centralized Authorization Procedure. An approval under the Centralized Authorization Procedure provides one marketing authorization which is valid in all 27 member states of the European Union, as well as in Norway, Liechtenstein and Iceland.

Ron Bentsur, Chief Executive Officer of Keryx, commented, “We are pleased to have submitted our MAA, seeking European approval of Zerenex for both dialysis and pre-dialysis and believe that this marks another important milestone for Keryx. We thank the EMA for their guidance and look forward to working with them over the course of the review process.”

The Company’s new drug application for Zerenex is currently under review by the FDA with an assigned Prescription Drug User Fee Act (PDUFA) goal date of June 7, 2014. In January, it was announced that the Company’s Japanese partner, Japan Tobacco, Inc. and Torii Pharmaceutical Co., Ltd. (“JT/Torii”), received marketing approval of ferric citrate (branded Riona®) in Japan for the improvement of hyperphosphatemia in patients with CKD, including dialysis and non-dialysis dependent CKD.

Keryx Biopharmaceuticals retains a worldwide exclusive license (except for the Asian Pacific Region) to Zerenex from Panion & BF Biotech, Inc. The Company has sublicensed the development of ferric citrate in Japan to JT/Torii.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals focuses on the acquisition, development and commercialization of pharmaceutical products for the treatment of renal disease. Keryx is developing Zerenex (ferric citrate coordination complex), an oral, ferric iron-based compound. Keryx has completed a U.S.-based Phase 3 clinical program for Zerenex for the treatment of hyperphosphatemia (elevated phosphate levels) in patients with chronic kidney disease (CKD) on dialysis, conducted pursuant to a Special Protocol Assessment (SPA) agreement with the Food and Drug Administration (FDA). The Company’s New Drug Application

(NDA) is currently under review by the FDA with an assigned Prescription Drug User Fee Act (PDUFA) goal date of June 7, 2014. The Company’s Marketing Authorization Application, seeking the approval of Zerenex as a treatment of hyperphosphatemia in patients with CKD, including dialysis and non-dialysis dependent CKD, has been submitted to the European Medicines Agency (EMA). The Company is also developing Zerenex in the U.S. for the management of elevated serum phosphorus and iron deficiency anemia in patients with Stage 3 to 5 non-dialysis dependent CKD. In addition, Keryx’s Japanese partner, Japan Tobacco Inc. and Torii Pharmaceutical Co., Ltd. has received marketing approval of ferric citrate (branded Riona®) in Japan for the improvement of hyperphosphatemia in patients with CKD, including dialysis and non-dialysis dependent CKD. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release, particularly those relating to the results of clinical trials, the clinical benefits to be derived from Zerenex, regulatory submissions and approvals, the commercial opportunity and competitive positioning, and any business prospects for Zerenex, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: the risk that the MAA submission will not be accepted for review by the EMA due to deficiencies in the application or for other reasons; acceptance of the NDA filing for review by the FDA, which occurred in October 2013, represents only a preliminary evaluation of the application and is not indicative of deficiencies that may be identified during the FDA’s review; a PDUFA goal date is subject to change and does not guarantee that the review of the NDA will be completed on a timely basis; the risk that the FDA, and/or EMA ultimately deny approval of the U.S. NDA, and/or MAA, respectively; the risk that SPAs are not a guarantee that the FDA will ultimately approve a product candidate following filing acceptance; whether the FDA and EMA will concur with our interpretation of our Phase 3 study results, supportive data, or the conduct of the studies; whether Riona® will be successfully launched and marketed by our Japanese partner, Japan Tobacco, Inc. and Torii Pharmaceutical Co., Ltd.; whether, Zerenex, if approved by the FDA and/or EMA, will be successfully launched and marketed; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.